 Exhibit 99

Results of Operations and Financial Condition

West End Indiana Bancshares, Inc. (the “Company”), the holding company for West End Bank, S.B. (the “Bank”), announced net income of $1.8 million for the year ended December 31, 2016, which remained unchanged from 2015. Changes within net income included increases in net interest income of $569,000 and noninterest income of $364,000, offset by increases in the provision for loan losses of $354,000 and noninterest expense of $614,000. Diluted earnings per share for 2016 was $1.79, an increase of $0.22, or 14.0%, from $1.57 for the year ended December 31, 2015.

For the year ended December 31, 2016, net interest income increased $569,000, or 5.1%, to $11.7 million from $11.1 million for the year ended December 31, 2015. The increase was primarily due to an increase in interest income on loans of $973,000, offset by decreases in interest on securities of $238,000, and an increase in deposit interest expense of $205,000.

Provision for loan losses was $1.9 million for the year ended December 31, 2016, compared to $1.5 million for the year ended December 31, 2015, an increase of $354,000, or 23.5%. This increase to the provision is based on increased loan volume and management’s quarterly analysis of the loan portfolio and credit quality indicators including charge off trends and qualitative factors.

Noninterest income increased $364,000, or 22.9%, to $2.0 million for 2016, from $1.6 million for 2015. The increase was due in large part to the increased gain on sale of loans of $383,000, along with an increase in net realized gain on sales of securities of $97,000. Offsetting these increases was an increase in loss on the disposal and write downs of assets of $270,000, which resulted primarily from $101,000 related to disposal of fixed assets and a $99,000 write down of a bank-owned commercial property. The increase in gain on sale of loans was due to the sale of the guaranteed portion of  SBA loans.

For the year ended December 31, 2016, noninterest expense increased $614,000, or 7.3%, to $9.0 million, from $8.4 million for the year ended December 31, 2015. The increase was due to increases of $165,000 in foreclosed real estate and repossession expense, $63,000 in software expense, $254,000 in salaries and employee benefits, $67,000 in net occupancy, and $73,000 in data processing fees, offset in part by decreases in professional fees of $71,000 and director expense of $35,000. Salaries and employee benefits increased due to normal annual salary increases and payouts under our benefit plans.

The provision for income taxes was $950,000 for the year ended December 31, 2016 compared to $991,000 for the year ended December 31, 2015. Our effective tax rates were 34.0% and 35.0% for the year ended December 31, 2016 and 2015, respectively.

Comparison of Financial Condition at December 31, 2016 and December 31, 2015

Total assets increased $16.1 million, or 5.9%, to $287.1 million at December 31, 2016 from $271.0 million at December 31, 2015. The increase was the result of increases in net loans, cash and cash equivalents, premises and equipment, and bank-owned life insurance, partially offset by a decrease in investment securities available for sale.

Cash and cash equivalents increased 11.9% to $7.6 million at December 31, 2016 from $6.8 million at December 31, 2015. Securities available for sale decreased $4.4 million, or 15.6%, to $23.7 million at December 31, 2016 from $28.1 million at December 31, 2015 with proceeds from sales and normal cash flow utilized to fund loan growth.

Net loans increased $14.6 million, or 6.7%, to $232.6 million at December 31, 2016 from $218.0 million at December 31, 2015. Commercial and industrial non-real estate loans decreased $1.9 million to $12.2 million from $14.1 million, and commercial and multi-family real estate loans increased $2.3 million, or 4.9%, to $50.1 million from $47.7 million. One to four-family residential loans increased $4.2 million, or 6.9%, to $65.2 million from $61.0 million, and second mortgages and equity lines of credit increased $195,000, or 3.5%, to $5.7 million from $5.5 million. Construction loans increased $3.4 million, or 98.7%, to $6.9 million from $3.5 million. The most significant growth was the consumer loan portfolio which includes both direct and indirect consumer loans. The consumer portfolio increased $6.5 million, or 7.3%, to $95.0 million from $88.5 million. Direct consumer loans increased $431,000 to $15.8 million from $15.4 million, and indirect loans increased $6.0 million to $79.2 million from $73.2 million.

Deposits increased $9.6 million, or 4.5%, to $224.9 million at December 31, 2016 from $215.3 million at December 31, 2015. Core deposits, including savings, interest-bearing and noninterest-bearing checking, and money market deposit accounts increased $9.7 million to $116.4 million at December 31, 2016 from $106.7 million at December 31, 2015, certificates and other time deposits decreased $83,000 to $108.5 million from $108.6 million at December 31, 2016 and December 31, 2015 respectively.

Borrowings, which consisted entirely of Federal Home Loan Bank advances, increased $5.0 million, or 18.5%, to $32.0 million at December 31, 2016 from $27.0 million at December 31, 2015. These advances were used to fund loan growth.

Total stockholders’ equity increased $798,000, or 2.9%, to $28.2 million at December 31, 2016 from $27.4 million at December 31, 2015. The increase resulted primarily from net income of $1.8 million offset by accumulated other comprehensive loss, stock repurchases of $1.0 million and cash dividends of $241,000.

	December 31,
	2016	2015
	Unaudited
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$287,104	$271,023
Total cash and cash equivalents	7,649	6,837

Investment in available for sale securities, at fair value	23,728	28,101
Loans held for sale	346	1,668
Loans, net	232,649	218,009
Bank-owned life insurance	6,783	5,279
Federal Home Loan Bank of Indianapolis, at cost	1,329	1,323
Deposits	224,898	215,278
Borrowings	32,000	27,000
Total Equity	28,202	27,404
Total Shareholders’ equity less maximum cash obligation related to ESOP shares	27,541	27,404

ASSET quality ratios:

Nonperforming loans to total loans	0.56%	1.83%
Nonperforming assets to total assets	1.41%	1.84%
Net charge-offs (recoveries) to average loans outstanding	0.77%	0.60%
Allowance for loan losses to non-performing loans	174.62%	54.44%
Allowance for loan losses to total loans	0.97%	1.00%

	December 31,
	2016 Unaudited	2015
	(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$13,613	$12,874
Interest expense	1,913	1,743
	11,700	11,131
Provision for loan losses	1,861	1,507
Net interest income after provision for loan losses	9,839	9,624
Noninterest income	1,952	1,588
Noninterest expense	8,994	8,380
Income before income tax expense	2,797	2,832
Income tax expense	950	991
Net income	1,847	1,841

Basic earnings per share	$1.83	$1.58
Diluted earnings per share	1.79	1.57
Dividends per share	0.24	0.24